Exhibit K

[MML BAY STATE LETTERHEAD APPEARS HERE]

December 21, 2006

MML Bay State Life Insurance Company

100 Bright Meadow Boulevard

Springfield, MA 01111

RE:	Post-Effective Amendment No. 19 to Registration Statement No. 033-19605 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 19 to Registration Statement No. 033-19605 under the Securities Act of 1933 for MML Bay State Life Insurance Company’s (“MML Bay State”) Flexible Premium, Variable, Whole Life Insurance Policies (the “Policies”). MML Bay State Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), I provide legal advice to MML Bay State in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1	MML Bay State is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the State of Connecticut Insurance Department’s Commissioner of Insurance.

2	MML Bay State Variable Life Separate Account I is a separate account validly established and maintained by MML Bay State in accordance with Connecticut law.

3	The Contract, when properly issued, is a legal and binding obligation of MML Bay State, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ MICHELE M. DRUMMEY
Michele M. Drummey, Esq.
Counsel
Massachusetts Mutual Life Insurance Company